Exhibit 10.1    Execution Version

SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”), dated as of September 15, 2016, is made by and between CDI Corp., a Pennsylvania corporation (the “Company”) and Scott Freidheim (“Executive”).
Recitals
WHEREAS, Executive was previously employed as the Company’s Chief Executive Officer and President pursuant to an employment agreement with the Company, dated as of September 10, 2014 (the “Employment Agreement”); and
WHEREAS, Executive resigned from all positions he held with the Company and its affiliates on September 15, 2016 (the “Separation Date”); and
WHEREAS, the Company and Executive desire to enter into this Agreement relating to Executive’s cessation of employment.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:
1.         Cessation of Employment
(a)     General. Effective as of the Separation Date, Executive resigned from his employment and all other positions Executive held with the Company and its subsidiaries and affiliates, including, without limitation, (i) Executive’s position as Chief Executive Officer and President of the Company and (ii) Executive’s service on the Board of Directors of the Company (the “Board”). As of the Separation Date, Executive has delivered to the Company all property of the Company or any of its affiliates (and all copies thereof), including, without limitation, any containing Confidential Information (as defined in the Employment Agreement), that were in Executive’s possession or actual or constructive control.
(b)    Accrued Benefits. The Company shall pay Executive all earned but unpaid base salary through the Separation Date and Executive shall be entitled to receive any vested benefits as of the Separation Date in accordance with, and subject to, the terms of the applicable Company (and/or subsidiary) employee benefit plans.
(c)    Severance Benefits. Subject to Executive’s execution of this Agreement, such that it is effective (with all revocation periods having expired unexercised) within 60 days after the Separation Date, the Company shall provide Executive with the following payments and benefits:
(i)     continued Base Salary at the rate in effect on the Separation Date until December 15, 2016, to be paid in accordance with the Company’s normal payroll practices as in effect from time to time, with the first payment to be made on the first payroll date after the effective date of this Agreement and to include a catchup for any payments that would have been made as of such date had this Agreement been effective on the Separation Date;
(ii)     a lump sum payment in the amount of $318,000, to be paid on the first payroll date after the effective date of this Agreement;
(iii)    effective on the effective date of this Agreement, vesting of 20,055 shares of Time-Vested Deferred Stock that were granted to Executive pursuant to the terms of that certain Time-Vested Deferred Stock Agreement between Executive and the Company, dated as of September 15, 2014 (plus an additional 2,302 shares representing dividend equivalents), with settlement of any shares that so vest to be made on the first payroll date after the effective date of

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this Agreement and with the remaining 29,945 shares of Time-Vested Deferred Stock granted pursuant to such agreement (and all dividend equivalents thereon) to be forfeited effective as of the Separation Date with no payment or other compensation due to Executive);
(iv)    effective on the effective date of this Agreement, vesting of 4,800 unvested shares of Time-Vested Deferred Stock that were granted to Executive pursuant to the Company’s matching equity purchase program (plus an additional 549 shares representing dividend equivalents), with settlement of any shares that so vest to be made on the first payroll date after the effective date of this Agreement;
(v)    vesting of 20,055 options (which will remain exercisable until the two week anniversary of the Separation Date and if not so exercised, will terminate on such date with no payment or other compensation due to Executive) that were granted to Executive pursuant to the terms of that certain Non-Qualified Option Agreement between Executive and the Company, dated as of September 15, 2014 (with the remaining 29,945 options granted pursuant to such agreement to be forfeited effective as of the Separation Date with no payment or other compensation due to Executive); and
(vi)    the Performance Units granted to Executive pursuant to the Performance Unit Agreement between Executive and the Company, dated as of September 15, 2014, as well as the Performance Units granted to Executive pursuant to the Performance Unit Agreement between Executive and the Company, dated as of January 2, 2015, in each case, will remain outstanding and be eligible to be earned until up to March 15, 2017 in accordance with the terms of such agreements (in the same manner as if Executive instead was terminated without cause on September 15, 2016 but with settlement of any earned Performance Units to be made at the time provided in such agreements), and to the extent not so earned by March 15, 2017, shall be terminated and forfeited on such date with no payment or other compensation due to Executive.
(d)    No Other Compensation. Except as otherwise specifically provided in Sections 1(b) and 1(c), from and after the Separation Date, Executive shall cease to have any right to compensation or benefits from the Company or any of its affiliates relating to Executive’s employment or service with the Company or any of its affiliates or the cessation thereof.

2.     General Release.

(a)     Release. In consideration for the compensation and other benefits set forth in Section 1(c) of this Agreement, and for other good and valuable consideration, Executive, on behalf of Executive, Executive’s heirs, estate, executors, administrators, agents, beneficiaries, trustees, legal and other representatives, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its parent, subsidiaries or any related companies, and any of its or their officers, directors, principals, shareholders, employees, agents, employee benefit plans (including the administrators and fiduciaries thereof), representatives, and all persons/entities claimed to be jointly or severally liable with any of the foregoing (collectively “Releasees”), from any and all charges, promises, actions, causes of action, covenants, contracts, controversies, agreements, complaints, claims, liabilities, obligations, suits, demands, grievances, arbitrations, costs, losses, debts and expenses, including attorney’s fees, of any nature whatsoever (hereinafter “Claims”), known or unknown, foreseen or unforeseen, accrued or unaccrued, which Executive has or may have against Releasees, or any of them, arising at any time prior to and including the date Executive signs this Agreement. The Claims covered by this general release include, without limitation, (i) any and all Claims which relate directly or indirectly to Executive’s employment or service with the Company or any of its subsidiaries, or Executive’s separation from that employment

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or service; (ii) any and all Claims under or relating to the Employment Agreement, (iii) any and all Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, breach of contract, breach of the covenant of good faith and fair dealing, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, misrepresentation or any other tort or contract theory; (iv) any and all Claims under the laws of the United States, the Commonwealth of Pennsylvania or any other state, or any local jurisdiction, for discrimination based upon sex, race, age, national origin, religion, handicap, disability, retaliation, or on any other basis, including, without limitation, all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, and any related federal, state or local laws otherwise covering Executive’s employment and the separation therefrom; (v) any and all Claims under the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Pennsylvania Minimum Wage Law, the Pennsylvania Wage Payment and Collection Law, and all other federal, state, and local statutes, rules, or regulations; and (vi) all common law claims under the laws of any jurisdiction. It is the intention of the Executive and the Company that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law. Notwithstanding the foregoing, the release of claims set forth in this Section 2(a) shall not apply to Executive’s (x) rights to indemnification and directors and officers liability insurance coverage under Section 2 of the Employment Agreement or in accordance with the Company’s governing documents providing coverage to former directors and officers generally, as in effect from time to time, (y) rights as a shareholder of the Company or (z) rights to the payments and benefits set forth in Sections 1(b) and 1(c) of this Agreement. This Agreement shall not be construed as an admission of any wrongdoing on the part of any Releasee; any such wrongdoing being expressly denied.
(b)     Acknowledgment. Executive agrees and acknowledges that this Section 2 constitutes a knowing and voluntary waiver of all rights and Claims Executive may have as of the date Executive signs this Agreement and that Executive has no physical or mental impairment of any kind which has interfered with Executive’s ability to read and understand the meaning of this Agreement or its terms.
(c)     Covenant not to Sue. Executive agrees and covenants not to file, initiate, join, or accept any relief in any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 2 of this Agreement. Executive agrees and acknowledges that, in the event that Executive breaches any obligation under this Section 2, then (i) the payments and benefits described in Section 1(c) of this Agreement, to the extent not then paid or provided, shall be immediately forfeited and (ii) Executive will be obligated to repay the Company any amounts paid or provided under Section 1(c) above and to reimburse the applicable Releasees for their reasonable costs and attorney’s fees incurred in defending against those Claims that are found to be barred by this Agreement. Notwithstanding the foregoing, nothing in this Section 2(c) or this Agreement shall preclude Executive from challenging the validity of the release in this Section 2 under the requirements of the Age Discrimination in Employment Act (“ADEA”), and Executive shall not be responsible for reimbursing the attorney’s fees and costs of the Releasees, or repaying any amounts or benefits paid under Section 1(c), in connection with such a challenge to the validity of the release, nor shall any payments or benefits under Section 1(c) be forfeited in connection with such a challenge. However, Executive acknowledges that the release contained in this Agreement applies to all Claims Executive has under the ADEA, and that, unless the release is held to be invalid, all of Executive’s Claims under the ADEA shall be extinguished by execution of this Agreement. Executive further agrees that nothing in this Section 2 or this

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Agreement shall preclude or prevent Executive from filing a charge with the U.S. Equal Employment Opportunity Commission or similar state or local agency. Executive agrees that he will not seek or accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this Agreement. Executive warrants and represents that Executive has not filed any Claim released in this Agreement and that Executive is not aware of any wrongdoing or violation of any law, statute, regulation, or policy by any of the Releasees.
(d) Review and Revocation Rights. Executive is hereby advised to consult with counsel before executing this Agreement. Executive hereby acknowledges and understands that Executive has the right to consider this Agreement, including the general release contained in this Section 2, for a period of twenty-one (21) days prior to execution. Changes made to this Agreement, whether material or immaterial, will not restart the running of the aforementioned twenty-one day period. Executive further acknowledges and understands that for seven (7) days following Executive’s execution of this Agreement, Executive may revoke this Agreement by providing written notice to the Company at the address provided below in Section 4(h) within this seven-day revocation period. This Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired without revocation (such date, the “Effective Date”). Executive represents and acknowledges that Executive has read this Agreement, understands its terms and has entered into this Agreement freely and voluntarily. This Agreement shall not be deemed void or voidable by claims of duress, deception, mistake of fact, or otherwise. Nor shall the principle of construction that all ambiguities are to be construed against the drafter be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any party.
3.         Continuing Obligations. Executive acknowledges and agrees that Executive’s obligations under Section 9 of the Employment Agreement (which Section 9 is hereby incorporated in its entirety by reference) shall continue to apply in accordance with the terms of such provisions. Notwithstanding the foregoing or anything contained in the Employment Agreement to the contrary, (i) nothing shall prevent Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation and (ii) in accordance with the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
4.         Miscellaneous.
(a)     Code Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted consistent therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Executive’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such

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additional tax under Code Section 409A shall instead be paid to Executive in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Executive’s separation from service or (ii) the 10th business day following Executive’s death.
(b)     Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity, subject or otherwise, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law.
(c)     Governing Law; Exclusive Choice of Forum. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania (or if federal jurisdiction does not exist, the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County) for any litigation arising out of or relating to this Agreement, Executive’s employment or service with the Company or any of its affiliates or the cessation thereof.
(d)     Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company. The Company may assign this Agreement without Executive’s consent; provided that the Company shall obtain Executive’s consent to the assignment of the Company’s obligations under Section 1(c) hereof (such consent not to be unreasonably withheld).
(e)     Counterparts; Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.
(f)     Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as explicitly specified herein, replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto, including, without limitation, the Employment Agreement; provided, however, that (i) Sections 8 through and including 19 of the Employment Agreement (but excluding Sections 9(a) and 9(b) of the Employment Agreement) shall continue to be in effect in accordance with their terms and (ii) any compensation clawback provision shall continue to apply in accordance with its terms. Executive and the Company acknowledge that this Agreement is intended to embody a complete and final resolution of the employer-employee relationship between Executive and the Company. Executive further acknowledges and agrees that the payments and benefits described in this Agreement are all that Executive is entitled to receive from the Company and its affiliates, and that neither the Company nor any of its affiliates shall have any liability or obligation to Executive in excess of such amounts. This Agreement may be modified only by an agreement in writing executed by both Executive and the Company.
(g)     Counsel. Executive acknowledges that Executive has been advised to consult with counsel concerning this Agreement, has had ample opportunity to consult with counsel of

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Executive’s own selection and has so consulted to the extent Executive determined to be necessary or appropriate.
(h)     Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties, by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight air courier, addressed as follows:

To the Company:
CDI Corporation
1717 Arch Street; 35th Floor
Philadelphia, PA 19103
Attention: Board of Directors

With required copies to:

CDI Corp.
1735 Market Street
Suite 200
Philadelphia, PA 19103
Attention: General Counsel
And

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attention: Stephen W. Skonieczny, Esq.
Telephone: (212) 698-3524
Facsimile: (212) 314-0024

To Executive:
At Executive’s address in the Company’s records,
or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.
(i)    Taxes. The Company shall have the right to withhold from any amounts payable hereunder any federal, state, local or other taxes that the Company determines are required to be withheld.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CDI CORP. /s/ Barton J. Winokur

By:
Title: Director

SCOTT FREIDHEIM /s/ Scott J. Freidheim

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